UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE HOME DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE

This notice provides additional information to our shareholders with respect to the financial performance goals under the Fiscal 2008 Management Incentive Plan (“MIP”) of The Home Depot, Inc. (the “Company”) to supplement the discussion on pages 24-25 in the Compensation Discussion & Analysis in the Company’s proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2009 in connection with the Company’s 2009 Annual Meeting of Shareholders.

As discussed on page 24 of the Proxy Statement, the financial performance goals under the MIP were based on achievement of pre-established target levels of sales, operating profit and inventory turns. The threshold, target and maximum levels for overall Company performance set by the Leadership Development and Compensation Committee (the “Committee”) under the MIP for Fiscal 2008 were as follows:

	Sales	Operating Profit	Inventory Turns
Threshold	$70.254 billion	$5.063 billion	3.54
Target	$73.952 billion	$5.626 billion	3.94
Maximum	$77.650 billion	$5.907 billion	4.13

For purposes of the MIP, Fiscal 2008 sales were $71.288 billion, inventory turns were 3.99 times and operating profit was $5.281 billion. Accordingly, the Company exceeded the threshold levels for the sales and operating profit goals and the target level for the inventory turns goal under the MIP. The Company used interpolation to determine the specific amount of the payout with respect to the financial goals for each named executive officer.

Pursuant to the pre-established definition of operating profit, a total of $922 million of charges taken with respect to store closings and abandonment of future store sites throughout 2008 and the closing of the EXPO and other businesses in the fourth quarter were excluded. Actual operating profits without this exclusion were $4.359 billion, which would have been below the threshold for operating profits under the MIP. Accordingly, if not for this exclusion, there would have been no payouts under the MIP financial performance goals. The Committee believes that these types of charges should be excluded from the MIP calculation since they are driven by strategic decisions supporting the long term best interests of the Company.

There are no other changes to any other parts of the Proxy Statement.